Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 28, 2008 on Vortech, LLC and VTC, LLC, with respect to the combined financial statements and schedule for the period from January 1, 2007 to January 19, 2007 included in the Annual Report of Fortress International Group, Inc. on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Fortress International Group, Inc. on Form S-8 (File No. 333-142906, effective May 14, 2007), Registration Statement on Form S-3 (File No. 333-123504, effective May 18, 2007) and Registration Statement Form S-3 (File No. 333-154174, effective October 27, 2008).

/s/ Grant Thornton LLP

Baltimore, Maryland
March 31, 2009